© 2025 SEI® 1 Company Contact: Media Contact: Leslie Wojcik Kerry Mullen SEI Vested +1 610-676-4191 +1 917-765-8720 lwojcik@seic.com kerry@fullyvested.com Pages: 2 FOR IMMEDIATE RELEASE SEI Executive Vice President Sean Denham to Lead Global Operations Expanded Role Further Enhances Strategic Alignment for Growth OAKS, Pa., Feb. 25, 2025 – SEI® (NASDAQ:SEIC) today announced that Executive Vice President Sean Denham will expand his role to Chief Financial and Chief Operating Officer (CFO/COO), supporting SEI’s unified vision and strategy for growth. In addition to his current responsibilities as CFO, Denham will oversee the company’s information technology, operations, and human resources functions, effective immediately. Denham’s operational responsibilities will include leading SEI’s daily global operations, including investment operations through SEI Private Trust Company, procurement, marketing, and talent acquisition, retention, and development. He will also oversee the company’s technology strategy, execution, and information delivery for all SEI platforms and applications. Commenting on Denham’s expanded role, CEO Ryan Hicke said: “Our focus has been and will continue to be on our evolution to drive growth. We are changing the way we show up in the market and how we optimize our operating model. Sean’s expanded role as Chief Financial and Chief Operating Officer reflects our increased focus on maximizing our return on invested capital. “Leading with an enterprise mindset, he has made a tremendous impact in a short time, contributing greatly to strategically aligning our company’s functions and capital to execute against our growth goals. This is an exciting transformation that we believe will benefit our employees, clients, shareholders, and strategic partners.” Denham added: Press release.

© 2025 SEI® 2 “Echoing my comments on our fourth-quarter 2024 earnings call, we are running this company and showing up in the market differently. We are relentlessly focused on allocating capital to the areas of our business that we believe have the strongest return and can deliver best-in-class products and services to our clients. And we are driving the next level of momentum that can unleash long-lasting growth potential. I’m excited for this opportunity to continue working alongside incredible talent and leadership—who are at the core of our success every day.” Denham joined SEI in March 2024. As CFO, he is responsible for leading finance and accounting, corporate controllership, internal audit, business management, and investor relations functions, as well as administering the internal audit function. Prior to joining SEI, Denham spent 20 years in various leadership roles at Grant Thornton and most recently served as regional managing partner for the Atlantic Coast, National Audit growth leader, and the national Special Purpose Acquisition Company leader. He is a Certified Public Accountant and earned a bachelor’s degree in accounting from Lehigh University. About SEI® SEI (NASDAQ:SEIC) is a leading global provider of financial technology, operations, and asset management services within the financial services industry. SEI tailors its solutions and services to help clients more effectively deploy their capital—whether that’s money, time, or talent—so they can better serve their clients and achieve their growth objectives. As of Dec. 31, 2024, SEI manages, advises, or administers approximately $1.6 trillion in assets. For more information, visit seic.com. ###